EXHIBIT 99.3

Texhoma Increases its Interest in Clovelly South

Thursday February 2, 11:11 pm ET

HOUSTON--(BUSINESS WIRE)--Feb. 2, 2006--Texhoma Energy, Inc. ("Texhoma") (PINK SHEETS:TXHE - News) is pleased to announce that it has entered into an agreement to acquire a further 5% working interest in "Clovelly South", increasing its total interest to 11%. Texhoma's financial obligation under the operating agreement is now approximately $400,000.
The prospect is located in Lafourche Parish, Louisiana and operated by ORX Resources, Inc. It is expected that drilling of the prospect will commence as soon as a rig is available.

The prospect is defined by 3D seismic and is adjacent to the Clovelly Field which has produced 35 million barrels of oil and 200 billion cubic feet of gas since its discovery in the 1950s. The drilling targets are two reservoirs at a depth of approximately 14,000 feet. The prospective size is estimated at 3.6 million barrels. In the event of a discovery, facilities for the production of the well are available. A discovery would lead to the drilling of several development wells on the 1260 acre property.

Texhoma Energy, Inc.

Frank A. Jacobs, Executive Chairman

Safe Harbor Statement: "This News Release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to corporate objectives, projections, estimates, operations, acquisition and development of various interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein."

Texhoma Energy, Inc. (OTC Bulletin Board:TXHE - News)

Contact:

Texhoma Energy, Inc.
Peter Wilson
Investor Relations Inquiries
(604) 629-8603
info@texhomaenergy.com
www.texhomaenergy.com